Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

On April 15, 2016, Jarden Corporation (“Jarden”) became a direct wholly-owned subsidiary of Newell Brands Inc. (formerly Newell Rubbermaid Inc., “Newell Brands”) as a result of a series of merger transactions (the “Jarden Acquisition”). The Jarden Acquisition was effected pursuant to an Agreement and Plan of Merger, dated as of December 13, 2015, by and among Newell Brands, Jarden and two wholly-owned subsidiaries of Newell Brands. Following the Jarden Acquisition, the newly combined company was renamed Newell Brands Inc. Following the Jarden Acquisition, Newell Brands announced its intention to divest several businesses and brands to strengthen its portfolio to better align with its long-term growth plan. During October 2016, Newell Brands entered into an agreement (the “Purchase Agreement”) to sell substantially all of the assets of and equity interests in its Tools business (“Tools”) and completed the transaction on March 9, 2017 (the “Tools Disposition”). The Tools Disposition was structured as both a stock and asset sale.

The unaudited pro forma condensed combined financial information for the periods indicated gives effect to the Jarden Acquisition and the Tools Disposition. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 is presented as if the Jarden Acquisition and the Tools Disposition had been completed on January 1, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 combines the historical financial results of Newell Brands for the year ended December 31, 2016 and the historical financial results of Jarden for the period from January 1, 2016 to April 15, 2016, less the historical results of Tools for the year ended December 31, 2016. The unaudited pro forma condensed combined balance sheet gives effect to the Tools Disposition as if it had occurred on December 31, 2016. The Tools Disposition is presented from the historical perspective of Newell Brands and is not intended to be indicative of how the transferred assets would operate on a stand-alone basis.

This unaudited pro forma condensed combined financial information is preliminary, is being furnished solely for illustrative purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of Newell Brands after giving effect to the Jarden Acquisition and the Tools Disposition. It does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized. Income taxes do not reflect the amounts that would have resulted had Newell Brands and Jarden filed consolidated income tax returns during the periods presented.

The unaudited condensed combined statement of operations gives effect to events that are directly attributable to the Jarden Acquisition and the Tools Disposition, are factually supportable and expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined balance sheet gives effect to events that are directly attributable to the Tools Disposition and are factually supportable. Pro forma adjustments are necessary to reflect the Jarden Acquisition, the Tools Disposition, the estimated sales proceeds, changes to the debt structure, amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, pension and postretirement expense, interest expense and the income tax effects related to the pro forma adjustments.

The pro forma adjustments and allocation of purchase price are preliminary and are based on management’s current estimates of the fair value of the assets acquired and liabilities assumed and currently available information and estimates and assumptions, including preliminary work performed by independent valuation specialists, that management believes are reasonable as of the date hereof. Management’s estimates of the fair values reflected in the unaudited pro forma condensed combined financial statements are subject to change and may differ materially from actual adjustments, which will be based on the final determination of fair value and useful lives.

Any of the factors underlying these estimates and assumptions may change or prove to be materially different upon finalization of the valuation work. The purchase price allocation for the assets acquired and liabilities assumed in the Jarden Acquisition is preliminary as it relates to the valuation of property, plant and equipment, identifiable intangible assets and the related deferred income tax liabilities. Any final adjustments may change the allocation of purchase price and could affect the fair value assigned to the assets and liabilities and result in a change to the unaudited pro forma condensed combined statement of operations presented herein. Amounts preliminarily allocated to intangible assets and the estimated useful lives of intangible assets with definite lives may change significantly, which could result in a material increase or decrease in amortization of definite lived intangible assets. Estimates related to the determination of fair value and useful lives of other assets acquired may also change, which could affect the fair value assigned to the other assets and result in a material increase or decrease in depreciation or amortization expense.

The following unaudited pro forma condensed combined statement of operations and balance sheet should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined statement of operations and balance sheet;

•	the separate audited historical consolidated financial statements and accompanying notes of Newell Brands as of and for the year ended December 31, 2016, included in Newell Brands’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2017;

•	the separate unaudited historical consolidated financial statements and accompanying notes of Jarden as of and for the quarterly period ended March 31, 2016, included as Exhibit 99.1 in the Newell Brands’ Current Report on Form 8-K, filed with the SEC on September 9, 2016.

In connection with the Jarden Acquisition, Newell Brands incurred approximately $9.5 billion of additional indebtedness, repaid approximately $4 billion principal amount of Jarden’s historical debt and issued approximately 214 million additional Newell Brands shares, substantially all of which were consideration for the purchase of Jarden’s outstanding shares in the Jarden Acquisition and otherwise in connection with the exercise of Jarden’s outstanding convertible notes (collectively, the “Financings”). Accordingly, the unaudited pro forma condensed combined statement of operations reflect the impact of the Financings.

In connection with the Tools Disposition, Newell Brands received approximately $1.95 billion in net proceeds, a portion of which is expected to be used to redeem, repay or repurchase approximately $1.0 billion principal amount of Newell Brands’ existing debt. The remaining proceeds are assumed to be held in cash to be used for general corporate purposes.

See (note (f)) to the Notes to Unaudited Pro Forma Condensed Combined Balance Sheet for a discussion of the estimated income tax rate applied to the pro forma adjustments. All other tax amounts are stated at their historical amounts as Newell Brands’ overall effective tax rate has not yet been determined.

No material pro forma adjustments were required to conform Jarden’s accounting policies to Newell Brands’ accounting policies. Certain reclassifications have been made to the historical presentation of Jarden financial information in order to conform to the pro forma condensed combined presentation.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated financial condition or results of operations of Newell Brands that would have been reported had the Jarden Acquisition and the Tools Disposition been completed as of the dates presented and should not be considered as representative of the future consolidated financial condition or results of operations of Newell Brands.

Newell Brands anticipates that the Jarden Acquisition will result in significant cost savings and enhanced revenue opportunities that would be unachievable without completing the Jarden Acquisition. From 2016 through 2021, Newell Brands expects to realize approximately $1.3 billion of annualized costs savings from both Project Renewal and cost synergies related to the Jarden Acquisition. No assurance can be made that, following the Jarden Acquisition that Newell Brands will be able to achieve these cost savings or when they will be realized, and no such cost savings, other than those realized during the year ended December 31, 2016, have been reflected in the unaudited condensed combined pro forma statement of operations. The unaudited pro forma condensed combined statement of operations does not include the full year impact of certain acquisitions and related financing transactions of Newell Brands and Jarden, which have occurred since January 1, 2016 and prior to the Jarden Acquisition and have affected their respective results of operations only since the date of each such transaction.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

OF NEWELL BRANDS

AS OF DECEMBER 31, 2016

(in millions)

	Historical Newell Brands	Pro Forma Adjustments		Pro Forma
Assets:
Cash and cash equivalents	$588	$874	(b)	$1,462
Accounts receivable, net	2,747	—		2,747
Inventories, net	2,116	—		2,116
Prepaid expenses and other	288	—		288
Assets held for sale	1,746	(1,223	)(a)	523

Total current assets	7,485	(349)		7,136

Property, plant and equipment, net	1,543	—		1,543
Goodwill	10,219	—		10,219
Other intangible assets, net	14,112	—		14,112
Other assets	479	—		479

Total assets	$33,838	$(349)		$33,489

Liabilities:
Accounts payable	$1,519	$—		$1,519
Accrued compensation	366	—		366
Other accrued liabilities	1,465	329	(f)	1,794
Short-term debt and current portion of long-term debt	602	—		602
Liabilities held for sale	341	(239	)(a)	102

Total current liabilities	4,293	90		4,383

Long-term debt	11,291	(1,016	)(b)	10,275
Deferred income taxes	5,083	(164	)(e)	4,919
Other noncurrent liabilities	1,787	—		1,787
Stockholders’ equity:
Preferred stock	—	—		—
Common stock	505	—		505
Treasury stock	(545)	—		(545)
Additional paid-in capital	10,144	—		10,144
Retained earnings	2,290	685	(d)	2,975
Accumulated comprehensive loss	(1,045)	56	(b)(c)	(989)

Stockholders’ equity attributable to parent	11,349	741		12,090
Stockholders’ equity attributable to noncontrolling interests	35	—		35

Total stockholders’ equity	11,384	741		12,125

Total liabilities and stockholders’ equity	$33,838	$(349)		$33,489

See notes to unaudited pro forma condensed combined balance sheet.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(Dollars in millions, unless otherwise indicated)

(a)	Represents a pro forma adjustment to eliminate the assets and liabilities of Tools. These amount are classified as available for sale at December 31, 2016 (see note (c)).

(b)	Represents preliminary allocation of sales proceeds received from the Tools Disposition and related pro forma adjustments (in millions):

Preliminary Allocation of Sales Proceeds (in millions):
Estimated gross sales proceeds from sale of Tools	$1,950
Estimated transaction costs	19

Estimated net sales proceeds (see note (c))	$1,931
Preliminary allocation of net sales proceeds:
Debt principal redemption, repayment or repurchase (1)	1,021
Accrued interest (1)	7
Redemption, repayment or repurchase premiums and bank fees (2)	29

Net increase in cash	$874

(1)	Balance sheet allocation of debt repayment is as follows:

Debt principal redemption, repayment or repurchase	$1,021
Accrued interest	7
Debt discount and deferred debt-related costs related to debt redeemed, repaid or repurchased (2)	(3)

$1,025

Balance sheet allocation:
Other accrued liabilities (see note (f))	7
Long-term debt	1,016
Accumulated comprehensive loss – deferred swap gain on debt on redeemed, repaid or repurchased	2

$1,025

(2)	The items result in an after-tax pro forma loss on extinguishment of debt of $19 million. This after-tax loss on extinguishment of debt is not reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 as it is considered non-recurring in nature (see note (d)).

(c)	Represents the estimated gain and corresponding income taxes on the Tools Disposition (in millions):

Estimated Gain on Sale of Tools:
Estimated net sales proceeds (see note (b))	$1,931

Estimated net book value of Tools:
Assets available for sale (see note (a))	1,223
Liabilities available for sale (see note (a))	(239)

Net assets available for sale	984

Estimated pretax gain on sale	947
Estimated income taxes – Other accrued liabilities (see note (f))	185

Estimated after-tax gain on sale (1)	$762
Elimination of estimated cumulative foreign currency translation loss (2)	(58)

Adjustment to retained earnings (see note (d))	$704

(1)	The estimated gain on sale is not reflected in the unaudited pro forma condensed combined statement of operation for the year ended December 31, 2016 as it is considered non-recurring in nature (see note (d)). No adjustments have been made to the estimated sales proceeds for any potential post-closing adjustments under the terms of the Purchase Agreement.
(2)	Represents the cumulative foreign currency translation loss related to Tools that is included in accumulated other comprehensive loss.

(d)	Represents adjustments to reflect the estimated net gain on the Tools Disposition of $704 million (see note (c)), offset by the estimated after-tax loss on extinguishment of debt of $19 million (see note (b)).

(e)	Represents the pro forma adjustment to reclassify $164 million from deferred tax liabilities (“DTL”) to other accrued liabilities (see note (f)). This DTL, which resulted from a deferred tax charge recognized associated with the book and tax basis difference relating to the Tools Disposition, is considered to be a current income tax liability upon the consummation of the Tools Disposition.

(f)	The pro forma adjustment to other accrued liabilities is composed of the following (in millions):

Accrued interest (see note (b))	$(7)
Estimated income taxes (see note (g))	172
Reclassification of DTL (see note (e))	164

$329

(g)	Reflects the pro forma tax effect of the above adjustments totaling approximately $172 million, consisting of $185 million of estimated income tax expense related to the Tools Disposition (see note (c)), partially offset by $13 million of estimated income tax benefit related to the estimated pro forma loss on extinguishment of debt (see note (c)) at an estimated combined statutory tax rate approximately of 37.5%, except for the gain related to the Tools Disposition, which was tax effected at an effective rate of approximately 20%.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

OF NEWELL BRANDS

YEAR ENDED DECEMBER 31, 2016

(in millions, except per share data)

	Historical Newell Brands	Historical Jarden Period from January 1, 2016 to April 15, 2016 (a)	Tools	Non- Recurring Charges Directly Attributable to the Jarden Acquisition (f)		Pro Forma Adjustments		Pro Forma (b)
Net sales	$13,264	$2,394	$(734)	$—		$—		$14,924
Cost of sales	8,865	1,691	(472)	(476	)(f)	4	(c)	9,612

Gross profit	4,399	703	(262)	476		(4)		5,312
Selling, general and administrative expenses	3,221	1,070	(192)	(423	)(f)	22	(d)	3,698
Pension settlement charge	3	—	—	—		—		3
Restructuring costs	75	6	(2)	—		—		79

Operating earnings (loss)	1,100	(373)	(68)	899		(26)		1,532
Nonoperating expenses
Interest expense, net	405	98	—	—		(27	)(e)	476
Loss related to extinguishment of debt/credit facility	48	—	—	—		—		48
Other (income) expense, net	(167)	(4)	(3)	—		—		(174)

Net nonoperating expenses	286	94	(3)	—		(27)		350

Income (loss) before taxes	814	(467)	(65)	899		1		1,182
Income tax (benefit) provision	286	(158)	(17)	337		—		448

Income (loss) from continuing operations	$528	$(309)	$(48)	$562		$1		$734

Earnings per share:
Basic income from continuing operations	$1.25					(g	)	$1.52
Diluted income from continuing operations	$1.25					(g	)	$1.51
Weighted average shares outstanding:
Basic	421.3					61.7	(g)	483.0
Diluted	423.1					61.7	(g)	484.8

See notes to unaudited pro forma condensed combined statement of operations.

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(Dollars in millions, except per share data and unless otherwise indicated)

(a)	Certain reclassifications have been made to the historical presentation of Jarden financial information in order to conform to the pro forma condensed combined presentation. For the year ended December 31, 2016, income of $4 million has been reclassified from selling, general and administrative expenses (“SG&A) to other (income) expense, net.

(b)	The unaudited pro forma statement of operations does not reflect charges or gain on sale that are directly attributable to the Jarden Acquisition and the Tools Disposition, are non-recurring in nature and are not expected to have a continuing impact on the results of operations of Newell Brands (see note (f)).

(c)	Represents a pro forma adjustment to reflect depreciation attributable to cost of sales resulting from fair value adjustments to property, plant and equipment. The amount of this adjustment and the assumptions regarding useful lives are preliminary and are based on our management’s estimates and preliminary valuations as they relate to the underlying fair values and useful lives. The actual adjustment may differ materially and will be based on final valuations.

(in millions)	Year Ended December 31, 2016
Pro forma depreciation expense	$60
Less: Jarden historical depreciation	(68)

Total pro forma depreciation adjustment	$(8)
Less: Pro forma depreciation adjustment allocable to SG&A (see note (d))	(12)

Pro forma depreciation adjustment allocable to cost of sales	$4

(d)	The pro forma adjustment to SG&A is composed of the following:

(in millions)	Year Ended December 31, 2016
Pension and postretirement expense (1)	$(5)
Amortization expense related to intangible assets (2)	39
Depreciation expense (2) (see note (c))	(12)

Pro forma adjustment to SG&A	$22

(1)	Represents a pro forma adjustment to reflect pension and postretirement expense resulting from fair value adjustments to the respective benefit plans.
(2)	Represents a pro forma adjustment to reflect depreciation and amortization resulting from fair value adjustments to property, plant and equipment and amortizable intangible assets. Amortization expense for certain intangible assets such as customer relationships will not be straight-lined but will reflect the economic benefits of their estimated cash flows. The amount of this adjustment and the assumptions regarding useful lives are preliminary and are based on our management’s estimates and preliminary valuations as they relate to the underlying fair values and useful lives. The actual adjustment may differ materially and will be based on final valuations.

(e)	Represents the pro forma interest expense adjustment for the year ended December 31, 2016, to reflect: (i) the debt issued in connection with the Jarden Acquisition, which consists of $1.0 billion aggregate principal amount of 2.60% senior notes due 2019, $1.0 billion aggregate principal amount of 3.15% senior notes due 2021, $1.75 billion aggregate principal amount of 3.85% senior notes due 2023, $2.0 billion aggregate principal amount of 4.20% senior notes due 2026, $500 million of aggregate principal amount of 5.375% notes due 2036 and $1.75 billion aggregate principal amount of 5.50% senior notes due 2046 and a $1.5 billion senior unsecured term loan facility maturing in 2019 with an average interest rate of 2%, as well as the repayment of approximately $4 billion principal amount of Jarden’s historical debt at the time of closing the Jarden Acquisition; and (ii) the pro forma interest expense adjustment for related to assumed redemption, repayment or repurchase of approximately $1.0 billion principal amount of Newell Brands’ existing debt with proceeds from the Tools Disposition. The estimated weighted average interest rate on the debt assumed to be redeemed, repaid or repurchased is approximately 3.1%. The composition, as well as the aggregate principal amount of actual debt redeemed, repaid or repurchased may differ significantly from the current assumptions, which could materially increase or decrease interest expense. A 0.125% change in the interest rate on the variable rate component of such debt would change annual interest expense by approximately $2 million.

(in millions)	Year Ended December 31, 2016
Interest expense on new debt (1)	$103
Less:
Jarden historical interest expense (2)	(98)
Interest savings on debt repaid with proceeds from the Tools Disposition (3)	(32)

Pro forma adjustment to interest expense	$(27)

(1)	Reflects a pro forma weighted average effective interest rate of approximately 4%, inclusive of the amortization of deferred debt issue costs and debt discounts.
(2)	Represents the historical interest on the historical Jarden debt repaid in connection with the Jarden Acquisition.
(3)	Represents the historical interest on the debt assumed to be redeemed, repaid or repurchased with proceeds from the Tools Disposition.

(f)	Represents the pro forma adjustments for non-recurring charges directly attributable to the Jarden Acquisition (“non-recurring charges”) that are included in the historical results of operations of Newell Brands and Jarden. The pro forma adjustments in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 reflects the following: a $476 million non-recurring charge included in costs of sales related to a purchase accounting adjustment for the elimination of manufacturer’s profit in inventory; a $213 million non-recurring charge included in SG&A for stock-based compensation cost, which resulted from the acceleration of vesting of share-based awards in connection with the Jarden Acquisition; and a $210 million non-recurring charge included in SG&A for other acquisition-related costs incurred directly related to the Jarden Acquisition. Accordingly, these non-recurring charges have not been reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016.

(g)	The pro forma pro per share calculation for the year ended December 31, 2016 is as follows:

(in millions, except per share data)	Year Ended December 31, 2016
Pro forma net income from continuing operations	$734

Weighted average shares outstanding:
Basic:
Newell Brands – as reported	421.3
Newell Brands shares issued (1)	61.7

Basic – pro forma	483.0

Diluted:
Newell Brands – as reported	423.1
Newell Brands shares issued (1)	61.7

Diluted – pro forma	484.8

Pro forma earnings per share:
Basic income from continuing operations	$1.52
Diluted income from continuing operations	$1.51

(1)	Represents adjustments to basic and dilutive shares outstanding necessary to reflect the impact of the approximately 214 million Newell Brands shares issued as a result of the Jarden Acquisition. As of December 31, 2016, there were 9 million shares of Newell Brands’ common stock that had not been issued to the former holders of approximately 11 million of Jarden shares who are exercising their right to judicial appraisal under Delaware law. Absent consent by Newell Brands, these dissenting shareholders are no longer entitled to the merger consideration. However, it is possible that Newell Brands could grant such consent and/or otherwise agree with one or more of these dissenting shareholders to issue Newell Brands shares (in lieu of or along with the payment of cash) in settlement of one or more of the dissenters’ claims.